Exhibit 10.1

CAPITAL ONE FINANCIAL CORPORATION

VOLUNTARY NON-QUALIFIED DEFERRED

COMPENSATION PLAN

EFFECTIVE MAY 15, 2004

(i)

CAPITAL ONE FINANCIAL CORPORATION

VOLUNTARY NON-QUALIFIED DEFERRED COMPENSATION PLAN

1. DEFINITIONS. The following definitions apply to this Plan and to any related documents.

(a)	Accounts means a Participant’s Deferral Account.

(b)	Administrator means the Company. As Plan Administrator, the Company has delegated responsibility for the day-to-day administration of the Plan to the Committee.

(c)	Base Salary means the Participant’s annual rate of base pay, without regard to bonuses or any other amount reported as compensation income.

(d)	Beneficiary or Beneficiaries means a person or persons or other entity that a Participant designates on a Beneficiary Designation Form to receive Benefit payments pursuant to Plan Section 7(c). If a Participant does not execute a valid Beneficiary Designation Form, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the Benefit, the Participant’s Beneficiary or Beneficiaries shall be the first of the following persons who survive the Participant: a Participant’s spouse (the person legally married to the Participant when the Participant dies); the Participant’s children in equal shares. If none of these persons survive the Participant, the Beneficiary shall be the Participant’s estate.

(e)	Beneficiary Designation Form means the form, written or electronic, that a Participant uses to name the Participant’s Beneficiary or Beneficiaries.

(f)	Benefit means collectively, a Participant’s Deferred Benefit.

(g)	Board means the Board of Directors of Capital One Financial Corporation.

(h)	Bonus means the discretionary annual cash incentive based performance bonus that may be paid to Company employees each year by the Company for attaining certain Company and/or individual performance goals.

(i)	Capital One Company means any organization under common control (as described in Code Sections 414(b) and (c)) with the Company or any organization that is a member of an affiliated service group (as described in Code Section 414(m)) of which the Company is a member, and any other organization required to be aggregated with the Company pursuant to Code Section 414(o).

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(j)	Change of Control means the occurrence of any of the following events:

(i) The acquisition by an individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% (or, if such shares are purchased from the Company, 40%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (y) any corporation with respect to which, immediately following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control; or

(ii) Individuals who constitute the Board as of January 17, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 17, 2002 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not in the aggregate, immediately following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business

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Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

(iv) (A) a complete liquidation or dissolution of the Company or (B) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

(k)	Code means the Internal Revenue Code of 1986, as amended.

(l)	Committee means the Company’s Employee Benefits Committee.

(m)	Company means Capital One Financial Corporation and any Capital One Company that is designated by the Committee as covered by this Plan, and any successor business by merger, purchase, or otherwise that maintains the Plan.

(n)	Compensation means the Base Salary and Bonus for services preformed for the Company that is currently includable in gross income. Compensation does not include stock, stock options, and gains from stock option grants. The Committee may determine whether to include or exclude an item of income from Compensation.

(o)	Deferral means the amount of Compensation that a Participant has elected to defer under a Deferral Election Form.

(p)	Deferral Account means a bookkeeping record established for each Participant who is eligible to receive a Deferred Benefit. A Deferral Account shall be established only for purposes of measuring a Deferred Benefit and not to segregate assets or to identify assets that may be used to satisfy a Deferred Benefit. A Deferral Account shall be credited with that amount of a Participant’s Compensation deferred according to a Participant’s Deferral Election Form. A Deferral Account also shall be credited periodically with deemed investment gain or loss under Plan Section 7.

(q)	Deferral Election Form means the form, written or electronic, that a Participant uses to elect to defer Compensation pursuant to Plan Section 4.

(r)	Deferred Benefit means the benefit available to a Participant who has executed a valid Deferral Election Form.

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(s)	Disability or Disabled means, with respect to a Participant, that the Participant has a total and permanent disability, as determined by the Committee, in accordance with the provisions of the Company’s long term disability program.

(t)	Distribution Election Form means a form, written or electronic, that a Participant uses to establish the duration of the deferral of Compensation and the frequency of payments of a Benefit. If a Participant does not execute a valid Distribution Election Form, the distribution of a Benefit shall be governed by Plan Section 5.

(u)	Election Date means the date by which an Executive must submit a valid Deferral Election Form for Compensation. For each Plan Year, the Election Date shall be January 1 unless the Committee sets a different Election Date for either Base Salary or Bonus, or as provided in Plan Section 4.

(v)	Excess Savings Plan means the Capital One Financial Corporation Excess Savings Plan.

(w)	Executive means an individual who (i) is employed by the Company as a common-law employee on the Company’s United States payroll, and (ii) is designated by the Company as an Executive.

(x)	Investment Fund means one or more deemed investment alternatives offered to Participants from time to time. The Company may compute deemed investment gain or loss under the Investment Funds based on the actual investment performance of assets that it has deposited in a grantor trust (as described in Plan Section 10).

(y)	Participant means an individual presently employed by the Company who meets one or more of the requirements of Plan Section 3(a). Individuals who were formerly employed by the Company and have an Account under the Plan will remain Participants in the Plan, but only for purposes of Plan Sections 6, 7 and 8.

(z)	Plan means the Capital One Financial Corporation Voluntary Non-Qualified Deferred Compensation Plan.

(aa)	Plan Year means a calendar year. However, the first Plan Year shall mean the period beginning with May 1, 2004 and ending December 31, 2004.

(bb)	Retirement means either (i) that a Participant has attained age 55 and has ten (10) years of service with the Company, or the Participant has attained age 65.

(cc)	Terminate or Termination, with respect to a Participant, means the cessation of the Participant’s employment with the Company on account of death, Disability, severance or any other reason.

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2. PURPOSE. The Plan is intended to benefit a “select group of management or highly compensated employees,” as that term is used under Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to permit Executives to defer their Compensation.

3. PARTICIPATION.

(a)	An individual presently employed by the Company is a Participant if he or she is with respect to any Plan Year, an Executive who executes a valid Deferral Election Form for that Plan Year as provided in Plan Section 3(b).

(b)	An Executive may become a Participant for any Plan Year by filing a valid Deferral Election Form according to Plan Section 4 on or before the Election Date for that Plan Year.

(c)	An individual remains a Participant as long as the Participant is entitled to a Benefit under the Plan. A Participant who ceases to be an Executive during a Plan Year shall cease making Deferrals as of the date on which he or she ceases to be an Executive.

4. DEFERRAL ELECTION. An Executive may elect on or before the Election Date to defer receipt of a portion of the Executive’s Compensation. Except as provided in Plan Section 4(a), an Executive may elect a Deferral for any Plan Year only if he or she is an Executive on the Election Date for that Plan Year. The following provisions apply to deferral elections:

(a)	A Participant may defer a percentage (in 1% increments) of up to 50% of the Participant’s Base Salary and a percentage (in 1% increments) of up to 100% of the Participant’s Bonus. Compensation for deferrals under the Capital One Financial Corporation Associate Savings Plan shall be based on a Participant’s compensation after any Deferrals made under this Plan, or any other deferred compensation plan of the Company. Any Deferrals made by the Participants to this Plan are totally independent of any election a Participant may or may not make in order to participate or receive benefits under the Capital One Financial Corporation Associate Savings Plan.

(b)

Before each Plan Year’s Election Date, each Executive shall be provided with a Deferral Election Form. Except as provided below, a deferral election shall be valid only when the Deferral Election Form is completed, signed by the electing Executive, and received by the Committee on or before the Election Date for that Plan Year. In the year in which an individual becomes an Executive for purposes of this Plan, the Executive may make a deferral election by completing a Deferral Election Form within 30 days of his or her being notified by the Committee that he or she is eligible under the Plan. The deferral election will be effective for periods and Compensation earned after the Committee receives it. Subject to certain exceptions below, the period over which the amounts will be deferred

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pursuant to the Plan may not be less than two years from the end of the calendar year in which the amounts are deferred.

(c)	An Executive must complete an investment election form for all amounts in the Executive’s Deferral Account. The Investment Election Form may be in hard copy written form or electronic form. The Compensation deferred under a Deferral Election Form shall be allocated among available Investment Funds in percentages as specified on the investment election form. If a Participant fails to designate among which Investment Funds the deferred Compensation is to be allocated, the Committee shall allocate the deferred Compensation to the most conservative Investment Fund.

(d)	An Executive must complete a Distribution Election Form for the distribution of the Executive’s Deferral Account. The Distribution Election Form may be in hard copy written form or electronic form. The Participant may receive distribution of his or her Benefit at Retirement, Termination, death, Disability or a year certain. For each year in which a Participant makes a Deferral, a Distribution Election Form must be completed and accompany the Deferral Election Form indicating the manner in which that year’s deferral is to be distributed; provided however that each Deferral must be deferred for a minimum of two years.

(e)	The Committee may reject any Deferral Election Form or any Distribution Election Form or both that does not conform to the provisions of the Plan. The Committee may modify any Distribution Election Form at any time to the extent necessary to comply with any federal securities laws or regulations. The Committee’s rejection or modification must be made on a uniform basis with respect to similarly situated Executives. If the Committee rejects a Deferral Election Form, the Executive shall be paid the amounts the Executive would have been entitled to receive if the Executive had not submitted the rejected Deferral Election Form.

(f)	An Executive may not revoke a Deferral Election Form after the Plan Year (or period for which the election is made). Any revocation before the beginning of the Plan Year (or period for which the election is made) has the same effect as a failure to submit a Deferral Election Form. Any writing signed by an Executive expressing an intention to revoke the Executive’s Deferral Election Form and delivered to the Committee before the close of business on the relevant Election Date shall be a revocation.

(g)	An Executive may revoke or modify an existing Distribution Election Form in accordance with the requirements of Plan Section 7.

(h)	An Executive 100% vested in his or her Deferral Account subject to the requirements of Section 9.

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5. EFFECT OF NO ELECTION. Except as provided in Plan Section 4(b), an Executive who has not submitted a valid Deferral Election Form to the Committee on or before the relevant Election Date may not defer any part of the Executive’s Compensation for the Plan Year to this Plan. The Deferred Benefit of an Executive who submits a valid Deferral Election Form but fails to submit a valid Distribution Election Form (either as to the form or commencement of payment) before the relevant Election Date shall be distributed in a lump sum on or before the February 28 following the calendar year of the Executive’s Termination.

6. INVESTMENT FUNDS.

(a)	Each Participant shall have the right to direct the deemed investment of the Participant’s Deferral Account among the Investment Funds. The Committee shall determine the number and type of Investment Funds that will be available for investment in any Plan Year. At its sole discretion, the Committee may change the number and type of Investment Funds at any time and may establish procedures for the transition between Investment Funds.

(b)	Deferrals shall be credited to an Investment Fund as of the date on which the deferred Compensation would have been paid to the Participant or as soon as administratively practicable, thereafter. A separate bookkeeping account shall be established for each Participant who has directed a deemed investment in an Investment Fund. Deemed transfers between Investment Funds in the Participant’s Deferral Account shall be charged and credited as the case may be to each Investment Fund account. The Investment Fund account shall be charged or credited with net earnings, gains, losses and expenses, as well as any appreciation or depreciation in market value during each Plan Year for the deemed investment in the Investment Fund. The Committee may charge or credit such earnings, gains, losses, appreciation and depreciation based on the actual investment performance of assets that it has deposited in a grantor trust (as described in Plan Section 9).

7. DISTRIBUTIONS.

(a)	All Benefits, less withholding for applicable income and employment taxes, shall be paid in cash by the Company or its designee. A Participant may elect to receive a distribution of all or a portion of the Participant’s Benefits subject to the provisions of this Section. Payment of each distribution of Benefits shall be made in one lump sum or in installments as provided in this Section.

(i) Unless otherwise provided herein or specified in a Participant’s Distribution Election Form, any lump sum payment shall be paid, or installment payments shall begin, on or before February 28 of the calendar year after the Participant’s Termination. The Participant may elect on the Participant’s Distribution Election Form to begin payments (A) on or before the February 28 of

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the calendar year following the calendar year of the Participant’s Termination; or (B) if the Participant does not Terminate, on the January 30th of a specified calendar year; provided such amounts have been deferred for a period of at least two years.

(ii) Installment payments will be made in five (5), ten (10) or fifteen (15) year annual payments as specified in the Participant’s Distribution Election Form. Benefits will not be paid more often than once a year. For a Benefit payable in a form other than a lump sum, the unpaid balance of a Participant’s Deferral Account, if any, shall continue to be maintained in Investment Funds. For purposes of calculating a Participant’s installment payments, the total Deferral Account for a particular year shall be divided by the remaining number of installment payments to be paid to the Participant. The installment payment for a particular year will equal the quotient obtained from the foregoing calculation. The remaining amounts credited to a Participant’s Deferral Account will continue to be invested in accordance with a Participant’s investment selections.

(iii) Participants may change with respect to each Deferral, the form of payment and the date on which the Deferral is to be distributed to the Participant; provided written notice of such change is received by the Committee not less than twelve months prior to the date on which the Deferral was scheduled to begin to be distributed to the Participant; and provided further such date on which the Participant subsequently elects to receive his or her distribution is the same or a later date than the payment date originally elected. The election is subject to the Committee’s approval, in its absolute discretion, and the election will be effective no less than 30 days after notice is provided to the Committee.

(b)	Benefits paid on account of Termination due to Retirement death or disability shall be paid in a lump unless the Participant’s Distribution Election Form specifies annual installment payments over a period of five (5), ten (10) or fifteen (15) years according to the Participants Distribution Election Form.

(c)	Benefits paid on account of a Participant’s death shall be paid shall be paid in the method designated on the Participant’s Distribution Election Form unless the Plan Committee in its sole discretion, determines that the Benefits shall be paid in a lump sum.

(d)

Benefits paid on account of Termination due to Disability shall begin to be paid as soon as administratively practicable following the Participant’s Termination. The Benefits shall be paid in the method designated on the Participant’s Distribution Election Form, or annual installment payments over a period of five (5) ten (10) or fifteen (15) years, (as determined by the Committee) if the Participant made no election on the Participant’s Distribution Election Form. If a Disabled Participant begins to receive Benefits and thereafter recovers and returns to employment before the balance of the Participant’s Accounts is fully paid, distributions shall

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cease and any remaining Benefits under the Plan shall be governed by this Plan Section 7 and the Participant’s Distribution Election Form.

(e)	Notwithstanding any other provision of this Plan or a Participant’s Distribution Election Form, the Committee in its sole discretion may postpone the distribution of all or part of a Benefit to the extent that the payment would not be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code) or any successor thereto. A Benefit distribution that is postponed pursuant to the preceding sentence shall be paid as soon as it is possible to do so within the deduction limitations of Section 162(m) of the Code.

(f)	A Participant or Beneficiary may not assign Benefits. A Participant may use only one Beneficiary Designation Form to designate one or more Beneficiaries for all of the Participant’s Benefits under the Plan. Such designations are revocable. Each Beneficiary shall receive the Beneficiary’s portion of the Participant’s Accounts on or before February 28 of the year following the Participant’s death. The Committee may require that multiple Beneficiaries agree upon a single distribution method.

8. HARDSHIP DISTRIBUTIONS.

(a)	At its sole discretion and at the request of a Participant before or after the Participant’s Termination, or at the request of any of the Participant’s Beneficiaries after the Participant’s death, the Committee may accelerate and pay all or part of any amount attributable to a Participant’s Benefits. The Committee may accelerate distributions only in the event of Hardship as defined in Plan Section 8(b). An accelerated distribution under this Section shall be limited to the amount necessary to satisfy the Hardship.

(b)	Hardship is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute a Hardship will depend upon the facts of each case, but, in any case, payment will not be made to the extent that the Hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent that the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of Deferrals under the Plan.

(c)	Distributions under this Plan Section 8 shall be made in one lump sum payment in cash. Distributions shall be made proportionately from all of the Investment Funds in the Participant’s Accounts. The Investment Funds in the Participant’s Accounts shall be valued as of the last business day prior to the distribution, or as of such other date as may be determined in the discretion of the Committee.

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(d)	A distribution under this Plan Section 8 shall be in lieu of that portion of a Participant’s Benefit that would have been paid otherwise. A Benefit shall be adjusted by reducing the balance of the Participant’s Accounts by the amount of the distribution. If a Hardship is made pursuant to this Section, the Participant shall not be permitted to again make Deferrals to the Plan until the second January 1st following the date on which the distribution is made.

9. COMPANY’S OBLIGATION.

(a)	The Plan shall be unfunded. The Company shall not be required to segregate any assets that at any time may represent a Benefit. The Company may establish a grantor trust (within the meaning of Sections 671 through 679 of the Code) for Participants and Beneficiaries and may deposit funds with the trustee of such trust to provide the Deferred Benefits to which Participants and Beneficiaries may be entitled under the Plan. The funds deposited with the trustee or trustees of such trust, and the earnings thereon, will be dedicated to the payment of Benefits under the Plan but shall remain subject to the claims of the general creditors of the Company. Any liability of the Company to a Participant or Beneficiary under this Plan shall be based solely on any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

(b)	Notwithstanding the foregoing, if a Participant is Terminated within twenty-four months following a Change of Control, the Company shall as soon as practicable following the Termination pay in one lump sum to such Participant or Beneficiary his or her Benefit under the Plan.

10. CONTROL BY PARTICIPANT. A Participant shall have no control over the Participant’s Benefit except according to the Participant’s Deferral Election Forms, Distribution Election Forms, Investment Election Form and Beneficiary Designation Form.

11. CLAIMS AGAINST PARTICIPANT’S BENEFIT. An Account shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. A Benefit shall not be subject to attachment or legal process for a Participant’s debts or other obligations. Nothing contained in this Plan shall give any Participant any interest, lien, or claim against any specific asset of the Company. A Participant or the Participant’s Beneficiary shall have no rights other than as a general creditor of the Company. Nothing contained in the Plan shall be deemed to give any Participant or employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or employee at any time, regardless of the effect which such discharge shall have upon him or her as a Participant in the Plan. The payment of benefits due under the Plan to a Participant or Beneficiary shall discharge the Company’s obligations under the Plan. Neither the Participant or Beneficiary shall have any further rights under the Plan upon receipt by the appropriate person of all benefits. The Committee may require the

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Participant or Beneficiary to execute a receipt and release therefore in such form as shall be determined by the Committee.

12. AMENDMENT OR TERMINATION. Except as otherwise provided, this Plan may be altered, amended, suspended or terminated at any time by the Committee.

13. ADMINISTRATION.

(a)	This Plan shall be administered by the Administrator. The Administrator shall interpret the Plan, establish regulations to further the purposes of the Plan and take any other action necessary to the proper operation of the Plan. To the extent authorized by the Administrator, any action required to be taken by a Participant may be taken in writing, by electronic transmission, by telephone, or by facsimile. Prior to paying a Benefit under the Plan, the Administrator may require the Participant, former Participant or Beneficiary to provide such information or material as the Administrator, in its sole discretion, shall deem necessary to make any determination it may be required to make under the Plan. The Administrator may withhold payment of a Benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness. The Administrator may delegate all or any of its responsibilities and powers to any persons selected by it, including designated officers of employees of the Company or to the Committee.

(b)	If for any reason a Benefit payable under this Plan is not paid when due, the Participant or Beneficiary may file a written claim with the committee appointed by the Committee to review claims for benefits under the Plan (the “Claims Committee”). If the claim is denied or no response is received within forty-five (45) days after the date on which the claim was filed with the Claims Committee (in which case the claim will be to have been denied), the Participant or Beneficiary may appeal the denial to the Committee within sixty (60) days of receipt of written notification of the denial or the end of the forty-five day period, whichever occurs first. In pursuing an appeal, the Participant or Beneficiary may request that the Committee review the denial, may review pertinent documents, and may submit issues and documents in writing to the Committee. A decision on appeal will be made within sixty (60) days after the appeal is made, unless special circumstances require the Committee to extend the period for another sixty (60) days.

14. NOTICES. All notices or election required under the Plan must be in writing. A notice or election shall be deemed delivered if it is delivered personally or sent registered or certified mail to the person at the person’s last known business address.

15. WAIVER. The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

16. CONSTRUCTION. This Plan shall be adopted and maintained according to the laws of the Commonwealth of Virginia (except its choice-of-law rules and except to the

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extent that such laws are preempted by applicable federal law). Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or enforceable, the validity or enforceability of any other provision shall not be affected. Use of one gender includes all, and the singular and plural include each other.

IN WITNESS WHEREOF, this instrument has been executed this 28th day of May, 2004.

CAPITAL ONE FINANCIAL CORPORATION

By	/s/ Matthew Schuyler
Matthew Schuyler Executive Vice President, Human Resources and Chair, Benefits Committee

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